Exhibit 10.7
SAILPOINT, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

1.Purpose. The Board of Directors (the “Board”) of SailPoint, Inc. (the “Company”) has adopted this SailPoint, Inc. Executive Change in Control and Severance Plan (the “Plan”) to provide severance pay and benefits to eligible officers and management employees who are Eligible Employees (as defined below) and whose employment is terminated on or after June 9, 2025 (the “Effective Date”). The Plan is intended to be maintained primarily for the purpose of providing benefits to a select group of management and highly compensated employees.
2.Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:
(a)“Accrued Amounts” means (i) all accrued and unpaid Base Salary through the Date of Termination, which shall be paid on the Company’s next regular payroll date following the date that is five business days after the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Employee is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) any vested benefits under the Company’s 401(k) plan and any other benefits to which an Eligible Employee may be entitled to as required by applicable law.
(b)“Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
(c)“Applicable CIC COBRA Multiple” means, with respect to each Tier, the applicable multiple set forth on Exhibit A hereto.
(d)“Applicable CIC Severance Multiple” means, with respect to each Tier, the applicable multiple set forth on Exhibit A hereto.
(e)“Applicable March 15” means March 15 of the calendar year following the calendar year in which the Date of Termination occurs.
(f)“Applicable Non-CIC COBRA Multiple” means, with respect to each Tier, the applicable multiple set forth on Exhibit A hereto.
(g)“Applicable Non-CIC Severance Multiple” means, with respect to each Tier, the applicable multiple set forth on Exhibit A hereto.
(h)“Applicable Non-CIC Severance Period” means, with respect to each Tier, the applicable period set forth on Exhibit A hereto.

(i)“Base Salary” means the amount an Eligible Employee is entitled to receive as base salary on an annualized basis, calculated as of the Date of Termination, including any amounts that an Eligible Employee could have received in cash had such Eligible Employee not elected to contribute to an employee benefit plan maintained by the Company, but excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company as consideration for an Eligible Employee’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Employee’s Base Salary resulting in such Eligible Employee’s resignation for Good Reason, for purposes of determining such Eligible Employee’s Severance Amount, such Eligible Employee’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.
(j)“Cause” has the meaning set forth in the Equity Incentive Plan.
(k)“Change in Control” has the meaning set forth in the Equity Incentive Plan.
(l)“Change in Control Protection Period” means the period commencing on the date that is three months prior to the date on which a Change in Control is consummated and ending on the 12-month anniversary of the date on which such Change in Control is consummated.
(m)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(n)“Code” means the U.S. Internal Revenue Code of 1986.
(o)“Committee” means the Compensation and Nominating Committee of the Board or such other committee designated by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.
(p)“Company Group” means the Company and each of its direct and indirect past, present and future subsidiaries.
(q)“Date of Termination” means the effective date of the termination of an Eligible Employee’s employment with the Company and its subsidiaries, as applicable, such that the Eligible Employee is no longer employed by any member of the Company Group.
(r)“Disability” has the meaning set forth in the Equity Incentive Plan.
(s)“Eligible Employee” means any employee of any member of the Company Group who (i) is designated by the Committee as an “Eligible Employee” who is eligible to participate in the Plan; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by any member of the Company Group; and (iv) is not a party to an employment or severance agreement with any member of the Company Group pursuant to which such employee is eligible for severance payments or benefits or has waived such employee’s rights to severance payments or benefits thereunder pursuant to such employee’s Participation Agreement. The Committee shall have the sole discretion to determine whether an employee is an Eligible Employee. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

(t)“Equity Incentive Plan” means the SailPoint, Inc. Omnibus Incentive Plan, as amended or restated from time to time, or any successor equity incentive plan established by the Company.
(u)“ERISA” means the Employee Retirement Income Security Act of 1974.
(v)“Good Reason” means, with respect to an Eligible Employee, unless otherwise provided in such Eligible Employee’s Participation Agreement, (i) a material diminution in such Eligible Employee’s base salary except for across-the-board salary reductions not to exceed 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) the Company’s failure to pay any material incentive compensation to which such Eligible Employee is actually entitled under a written agreement with the Company; (iii) a material diminution in such Eligible Employee’s job responsibilities so as to constitute a de facto demotion (other than a mere change in title or reporting relationship effected in connection with the integration of the operations of the Company into the operations of an acquirer in connection with a Change in Control); or (iv) the relocation of the geographic location of such Eligible Employee’s principal place of employment by more than 25 miles from the location of such Eligible Employee’s principal place of employment as of the date of such Eligible Employee’s Participation Agreement. Notwithstanding the foregoing provisions of this definition or any other provision of the Plan to the contrary, any assertion by an Eligible Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (x) such Eligible Employee must provide written notice to the Company of the existence of such condition(s) within 30 days after the initial occurrence of such condition(s); (y) the condition(s) specified in such notice must remain uncorrected for 30 days following the Company’s receipt of such written notice; and (z) the date of such Eligible Employee’s termination of employment must occur within 90 days after the initial occurrence of the condition(s) specified in such notice.
(w)“Participation Agreement” means the participation agreement delivered to each Eligible Employee by the Committee prior to his or her participation in the Plan evidencing the Eligible Employee’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan.
(x)“Qualifying Termination” means the termination of an Eligible Employee’s employment (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); or (ii) due to an Eligible Employee’s resignation for Good Reason, in each case, such that the Eligible Employee is no longer employed by any member of the Company Group.
(y)“Release Requirement” means the requirement that an Eligible Employee execute and deliver to the Company a general release of claims, in a form acceptable to the Company (the “Release”), on or prior to the date that is 21 days following the date upon which the Company delivers the Release to an Eligible Employee (which shall occur no later than seven days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the Eligible Employee revokes the Release within any time provided by the Company for such revocation.
(z)“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder.

(aa)“Severance Amount” means, collectively, the cash payments set forth in Sections 5(a) or 5(b), as applicable.
(ab)“Target Annual Bonus” means an Eligible Employee’s target annual bonus for the fiscal year that includes such Eligible Employee’s Date of Termination.
(ac)“Tier” means an “Executive Tier” used for purposes of determining the level of severance benefits an Eligible Employee is eligible to receive. Each Eligible Employee shall be designated by the Committee as a “Tier 1 Executive” or “Tier 2 Executive” pursuant to such Eligible Employee’s Participation Agreement.
3.Administration of the Plan.
(a)Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:
(i)to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(ii)to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
(iii)to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan, and to designate each Eligible Employee’s applicable Tier;
(iv)to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Employee’s employment and the cause of such termination);
(v)to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;
(vi)to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;
(vii)to sue or cause suit to be brought in the name of the Plan; and
(viii)to obtain from the Company, its Affiliates and from Eligible Employees such information as is necessary for the proper administration of the Plan.
(b)Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.
(c)Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
4.Eligibility. Only individuals who are Eligible Employees may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company Group are Eligible Employees. Once an employee has been designated as an Eligible Employee, such individual shall automatically continue to be an Eligible Employee until the Eligible Employee ceases to be an employee or is removed as an Eligible Employee by the Committee. The Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance benefits sponsored, maintained or entered into by any and all members of the Company Group with respect to the Eligible Employees.
5.Plan Benefits.
(a)Qualifying Termination Outside of a Change in Control Protection Period. In the event an Eligible Employee’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs outside of a Change in Control Protection Period, such Eligible Employee shall be entitled to receive the Accrued Amounts, and so long as such Eligible Employee satisfies the Release Requirement and abides by the restrictive covenant obligations set forth in such Eligible Employee’s Participation Agreement and any other agreement to which such Eligible Employee is a party, including any employment agreement, offer letter, confidentiality agreement, consulting agreement, change in control agreement or equity award agreement (collectively, the “Restrictive Covenants”) and the terms of Section 7 below, such Eligible Employee shall also be entitled to receive:
(i)A cash severance payment in an amount equal to (A) the Applicable Non-CIC Severance Multiple, multiplied by (B) such Eligible Employee’s Base Salary (such amount, the “Non-CIC Severance Amount”), to be paid in substantially equal installments on the Company’s regular payroll schedule for the period commencing on the Eligible Employee’s Date of Termination and continuing until the expiration of the Eligible Employee’s Applicable Non-CIC Severance Period; provided, however, that the payment of any Non-CIC Severance Amount that is otherwise due and payable to an Eligible Employee prior to the date the Eligible Employee’s Release becomes final, binding and irrevocable, shall be suspended and shall not be paid to the Eligible Employee until the Company’s first regularly scheduled pay date on or after the date that is 60 days after such Eligible Employee’s Date of Termination; provided, further, that to the extent, if any, that the aggregate amount of the installments of the Non-CIC Severance Amount that would otherwise be paid pursuant to this section after the Applicable March 15 exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to the Eligible Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Non-CIC Severance Amount payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). Notwithstanding the foregoing, the Committee may, in its sole discretion, elect for the Company to pay an Eligible

Employee’s Non-CIC Severance Amount under this Section 5(a)(i) in a lump sum cash payment on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after such Eligible Employee’s Date of Termination (and any election by the Committee for the Company to pay an Eligible Employee’s Non-CIC Severance Amount in a lump sum shall not be binding on the Committee, the Company or any of its Affiliates with respect to payments to any other Eligible Employee); and
(ii)An amount equal to (A) the Applicable Non-CIC COBRA Multiple, multiplied by (B) the monthly amount of the Company’s contribution to the premiums for such Eligible Employee’s group health plan coverage (including coverage for such Eligible Employee’s spouse and eligible dependents), determined under the Company’s group health plans as in effect immediately prior to such Eligible Employee’s Date of Termination (such monthly amount, the “Monthly COBRA Amount”), payable in lump sum within 60 days after such Eligible Employee’s Date of Termination. For the avoidance of doubt, if, as of an Eligible Employee’s Date of Termination, such Eligible Employee does not participate in any of the Company’s group health plans, then the Monthly COBRA Amount will equal zero.
(b)Qualifying Termination During a Change in Control Protection Period. In the event an Eligible Employee’s employment with any member of the Company Group ends due to a Qualifying Termination that occurs during a Change in Control Protection Period, such Eligible Employee shall be entitled to receive the Accrued Amounts, and so long as such Eligible Employee satisfies the Release Requirement and abides by the Restrictive Covenants and the terms of Section 7 below, such Eligible Employee shall also be entitled to receive an amount equal to the sum of the amounts set forth in clauses (i), (ii) and (iii), payable in lump sum within 60 days after such Eligible Employee’s Date of Termination:
(i)An amount equal to (A) the Applicable CIC Severance Multiple, multiplied by such Eligible Employee’s Base Salary;
(ii)Such Eligible Employee’s Target Annual Bonus; and
(iii)An amount equal to (A) the Applicable CIC COBRA Multiple, multiplied by (B) the Monthly COBRA Amount.
(c)Equity Incentive Awards. For clarity, in the event that an Eligible Employee’s employment with any member of the Company Group terminates for any reason, all outstanding equity incentive awards then held by such Eligible Employee, and granted pursuant to an award agreement subject to the Equity Incentive Plan or otherwise, will be treated in accordance with the terms and conditions of such award agreement and, as applicable, the Equity Incentive Plan.
(d)Non-Qualifying Terminations of Employment. In the event that an Eligible Employee’s employment with any member of the Company Group terminates other than pursuant to a Qualifying Termination, including any termination as a result of death or Disability, then all compensation and benefits to such Eligible Employee shall terminate contemporaneously with such termination of employment, except that such Eligible Employee (or such Eligible Employee’s estate and/or beneficiaries, as the case may be, if applicable) shall be entitled to the Accrued Amounts.
(e)After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Employee is eligible to receive the Severance Amount pursuant to Sections 5(a) or 5(b) but, after such determination, the Company subsequently acquires evidence or determines that: (i) such Eligible Employee has failed to abide by the Restrictive Covenants and the terms of Section 7 below; or (ii) a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate such Eligible Employee’s employment for Cause, then the Company shall have the right to cease the payment of the Severance Amount, and such Eligible Employee shall promptly return to the Company any payment of the Severance Amount received by such Eligible Employee prior to the date that the Company determines that the conditions of this Section 5(e) have been satisfied.
(f)No Duplication. Except as otherwise expressly provided pursuant to the Plan, the Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event an Eligible Employee is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of the Eligible Employee’s Date of Termination, that may duplicate the payments and benefits provided for in Sections 5(a) or 5(b), as applicable, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.
6.Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits that such Eligible Employee has the right to receive from the Company or any of its Affiliates, and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Employee on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Employee from the Company and its Affiliates will be one dollar less than three times such Eligible Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such payments and benefits received by such Eligible Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever of clauses (a) or (b) results in the better net after-tax position to such Eligible Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through such payment or benefit that would be made first in time) and then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its Affiliates used in determining if a “parachute payment” exists, exceeds one dollar less than three times such Eligible Employee’s base amount, then such Eligible Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, any Eligible Employees’ excise tax liabilities under Section 4999 of the Code.
7.Cooperation. Each Eligible Employee agrees that during the period the Eligible Employee is employed by the Company Group and thereafter (regardless of whether the Eligible

Employee resigns or the Eligible Employee’s employment is terminated by the Company Group, or the reason for such resignation or termination), the Eligible Employee shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory or governmental entity, or by or on behalf of the Company Group or otherwise), that relates to events occurring during the Eligible Employee’s employment by the Company Group or about which the Company Group otherwise believes the Eligible Employee may have relevant information; (b) the transitioning of the Eligible Employee’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company Group’s requests and inquiries in connection with the Eligible Employee’s separation of employment. Each Eligible Employee’s cooperation shall include being available to (i) meet with and provide information to the Company Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, or pre-litigation or other proceeding issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.
8.Prior Obligations. Each Eligible Employee hereby represents and warrants that the Eligible Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit the Eligible Employee from complying with the Plan or fully performing each of the Eligible Employee’s duties and responsibilities for the Company Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to the Eligible Employee by any member of the Company Group. Each Eligible Employee expressly acknowledges and agrees that the Eligible Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and the Eligible Employee agrees and promises that the Eligible Employee shall not do so. Each Eligible Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.
9.Consent to Notification. If an Eligible Employee ceases to be employed by any member of the Company Group, the Eligible Employee hereby grants the Company Group consent to notify any new employer, any third party engaging the Eligible Employee’s services, or any entity to which the Eligible Employee becomes a partner, member, employee or otherwise engaged, regarding the Eligible Employee’s rights and obligations under the Plan.
10.Claims Procedure and Review.
(a)Filing a Claim. Any Eligible Employee that the Committee determines is entitled to severance payments or benefits under the Plan is not required to file a claim for such payments or benefits. Any Eligible Employee (i) who is not paid severance payments or benefits hereunder and who believes that such Eligible Employee is entitled to severance payments or benefits hereunder or (ii) who has been paid severance payments or benefits hereunder and believes that such Eligible Employee is entitled to greater benefits hereunder may file a claim for severance payments or benefits under the Plan in writing with the Committee.
(b)Initial Determination of a Claim. If a claim for severance payments or benefits hereunder is wholly or partially denied, the Committee shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim,

(iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)Appeal of a Denied Claim. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Committee shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
(d)Compliance with ERISA. The benefits claim procedure provided in this Section 10 is intended to comply with the provisions of 29 C.F.R. § 2560.503-1. All provisions of this Section 10 shall be interpreted, construed, and limited in accordance with such intent.
11.General Provisions.
(a)Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and an Eligible Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made or benefits provided under the Plan.
(b)No Mitigation. No Eligible Employee shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.
(c)Offset. The Company may set off against, and each Eligible Employee authorizes the Company to deduct from, any payments due to the Eligible Employee, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company Group by the Eligible Employee, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.
(d)Amendment and Termination. Prior to a Change in Control, the Board and the Committee shall have the power to amend or terminate the Plan from time to time in its discretion and for any reason (or no reason) (including the removal of an individual as an Eligible Employee); provided that no such amendment or termination shall be effective with respect to an Eligible Employee whose termination of employment occurred prior to the amendment or termination of the Plan; and provided, further, that, to the extent any such amendment has a detrimental impact to any Eligible Employee, such amendment will become effective with respect to such Eligible Employee six months following approval thereof by the Board or Committee. Notwithstanding the foregoing, during a Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights of, or obligations to, any Eligible Employee under the Plan (including the removal of an individual as an Eligible Employee) unless such Eligible Employee expressly consents to such amendment or termination.
(e)Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interests (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Employee under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.
(f)Transfer and Assignment. Neither an Eligible Employee nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
(g)Unfunded Obligation. All benefits due to an Eligible Employee under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Employees shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
(h)Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.
(i)COBRA. Subject to the rules and regulations of COBRA, in connection with an Eligible Employee’s Date of Termination, the Company will provide an Eligible Employee the option to elect to continue group health plan coverage through COBRA. The election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain such Eligible Employee’s sole responsibility, and neither the Company nor any of its Affiliates will assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.
(j)Section 409A. The Plan is intended to comply with Section 409A or one or more exemptions thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be exempt from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be treated as exempt from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment under the Plan. Any installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of such Eligible Employee’s death or (ii) the date that is six months after such Eligible Employee’s Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to such Eligible Employee (or such Eligible Employee’s estate and/or beneficiaries, as the case may be, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Employee on account of non-compliance with Section 409A.
(k)Governing Law. All questions arising with respect to the provisions of the Plan and payments or benefits due hereunder will be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law (including ERISA, which is the federal law that governs the Plan, the administration of the Plan and any claims made under the Plan).
(l)Status. The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees.
(m)Third-Party Beneficiaries. Each member of the Company Group not party hereto shall be a third-party beneficiary of the Restrictive Covenants and the Eligible Employee’s covenants and obligations under Section 7 and shall be entitled to enforce such obligations as if a party hereto.
(n)No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates, on the one hand, and any of the Eligible Employees, on the other hand. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.
(o)Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
(p)Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within 30 days’ notice of the amount of the overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.
(q)Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.
(r)Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: Compensation Committee of the Board of Directors, c/o SailPoint, Inc., 11120 Four Points Drive, Suite 100 Austin, Texas 78726.

EXHIBIT A
(s)Applicable Severance Multiples, Severance Period and COBRA Multiples
12.Qualifying Termination Outside of a Change in Control Protection Period

1.Tier	1.Applicable Non-CIC Severance Multiple	1.Applicable Non-CIC Severance Period	1.Applicable Non-CIC COBRA Multiple
1.Tier 1	1. 1.0	1. 12 months	1. 12 months
1.Tier 2	1. 0.75	1. 9 months	1. 9 months
13.
14.Qualifying Termination During a Change in Control Protection Period

1.Tier	1.Applicable CIC Severance Multiple	1.Applicable CIC COBRA Multiple
1.Tier 1	1. 1.5	1. 18 months
1.Tier 2	1. 1.0	1. 12 months
(a)
(b)

Exhibit A